PURCHASE AND SALE AGREEMENT

THIS AGREEMENT is dated September 9, 2010, between Shenzhen Yuzhilu Aviation Service Co., Ltd, a subsidiary of Universal Travel Group (“Seller”), and Shenzhen Xunbao E-Commerce Co., Ltd (“Buyer”).  For value received, Seller and Buyer agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1. Purchase and Sale.  Subject to the terms of this Agreement, Seller agrees to sell the Properties, as defined in Section 1.2 below, to Buyer and Buyer agrees to purchase the Properties from Seller.

1.2. Properties.  The Properties are:

(a) 1523 units of TripEasy Kiosks which are installed at different properties by Seller for the sale of air-tickets, hotel and package tour booking. Such kiosks are invented and developed by the Seller in regard to the hardware and software and will be sold to the Buyer in whole.

(b) To the extent assignable or transferable, equivalent interests in all agreements and other rights relating to the Leases, and any other of the following:  equipment purchase or sale agreements; net profits agreements; business processing, balancing and transportation agreements;

(c) Operating agreements; area of mutual interest agreements; sand claims and causes of action arising after the Closing out of any of the items described in this paragraph (“Contracts”);

(d) copies of all of Seller’s data, records and information relating to the Leases, the transfer of which is not prohibited, including, without limitation, air-tickets, hotel and packaged tour booking data and interpretations; production records; land, legal, title and contract files; and revenue, expense and other accounting records for the twelve month period preceding Closing (“Data”).

1.3. Definitions.  As used in this Agreement:

“Agreement” has the meaning specified in the preamble hereof.

“Buyer” has the meaning specified in the preamble hereof.

“Buyer’s Title Review” has the meaning specified in Section 6.3.

“Closing” has the meaning specified in Section 2.1.

“Closing Date” has the meaning specified in Section 2.1.

“Contract” has the meaning specified in Section 1.2(c) above.

“Defensible Title” means with respect to the Leases, such record title and ownership by Seller that:

(a) Obligates Seller to bear not greater than the payments received from Buyer.

(b) is free and clear of all Liens, except Permitted Liens;

(c) reflects that all bonuses, royalties, rentals and other payments due with respect to such Lease have been properly and timely paid; and

(d) reflects that all consents to assignment, notices of assignment or preferential purchase rights which are applicable to or must be complied with in connection with the transaction contemplated by this Agreement, or any prior sale, assignment or the transfer of such Lease, have been obtained and complied with.

“Excluded Records” means

(a)	subsidiary, financial, Tax, and legal data and records of Seller that relate to Seller’s business generally and are not predominantly related to the Properties;

(b)	all legal records and legal files of Seller that may be protected by attorney-client privilege (exclusive of Leases, title opinions and Contracts in respect of the Properties); and

(d)
 all data and records directly relating to the sale of the Properties, including without limitation, communications with advisors or representatives of Seller and records of negotiations with third parties.

“Governmental Authority” means any federal, state, local or foreign government or governmental regulatory body and any of their respective subdivisions, agencies, instrumentalities, authorities, courts or tribunals.

“Indemnified Party” has the meaning specified in Section 11.2(a).

“Indemnifying Party” has the meaning specified in Section 11.2(a).

“Injunction” means a temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction, an order of a Governmental Entity having jurisdiction over any party hereto, or any legal restraint or prohibition.

“Law” means any federal, state, local or foreign law, statute, rule, ordinance, code or regulation.

“Leases” has the meaning specified in Section 1.2(a) above.

“Legal Proceeding” means any judicial, administrative or arbitral action, suit, proceeding (public or private), litigation, investigation, complaint, claim or governmental proceeding.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, attachment, right of first refusal, option, easement, covenant, encroachment, or any other adverse claim whatsoever.

“Litigation” shall mean the Legal Proceedings, Orders and Official Actions.

“Losses” has the meaning specified in Section 11.1(d).

“Material Adverse Effect” shall mean:

(i) As to Buyer, any breach of Buyer’s representations and warranties, which individually or in the aggregate would materially impair Buyer’s ability to consummate the transactions contemplated by this Agreement or prevent the consummation of any of the transactions contemplated hereby.

(j) As to Seller, any breach of Seller’s representations and warranties, which individually or in the aggregate would materially impair Seller’s ability to consummate the transactions contemplated by this Agreement or prevent the consummation of any of the transactions contemplated hereby.

“Official Action” shall mean any domestic or foreign decision, order, writ, injunction, decree, judgment, award or any determination, both as presently existing and effective and as may become effective in the future, by any court, administrative body, or other tribunal.

“Order” means any order, judgment, Injunction, ruling, writ, award, decree, statute, law, ordinance, rule or regulation.

“Permit” means any permit, license, certificate (including a certificate of occupancy) registration, and authorization, application, filing, notice, and qualification, waiver of any of the foregoing or approval of a Governmental Authority.

“Permitted Liens” means:  (i) Liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings, (ii) operators’ liens and statutory liens, for taxes, assessments, labor and materials, where payment is not due (or that, if delinquent, are being contested in good faith); (iii) operating agreements, unit agreements, unitization and pooling designations and declarations, and other contracts, agreements and installments that do not have a Material Adverse Effect or unreasonably interfere with the operation of the Properties; (iv) statutory or regulatory authority of governmental agencies; (v) liens, charges, encumbrances and irregularities in the chain of title which, because of remoteness in or passage of time, statutory cure periods, marketable title acts or other similar reasons, have not materially affected or interrupted, and are not reasonably expected to materially affect or interrupt, theclaimed ownership of the party or the receipt of production revenues from the Properties affected thereby.

“Person” means any natural person, corporation, partnership, limited liability Company, trust, unincorporated organization, Governmental Authority, or other entity.

“Purchase Price” has the meaning specified in Section 3.1.

“Schedule” means a disclosure schedule provided by Seller to Buyer pursuant to this Agreement.

“Seller” has the meaning specified in the preamble hereof.

“Subsidiaries” means, with respect to any Person, each entity as to which such Person (either alone or through or together with any other Subsidiary) (i) owns beneficially or of record or has the power to vote or control, 50% or more of the voting securities of such entity or of any class of equity interests of such entity the holders of which are ordinarily entitled to vote for the election of the members of the Board of Directors or other persons performing similar functions, (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member or owns a majority of the equity interests or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Tax” or “Taxes” means all income, profits, franchise, gross receipts, capital, sales, use, withholding, value added, ad valorem, transfer, employment, social security, disability, occupation, asset, property, severance, documentary, stamp, excise and other taxes, duties and similar governmental charges or assessments imposed by or on behalf of any Governmental Authority and any interest, fines, penalties or additions relating to any such tax, duty, charge or assessment.

“Tax Return” means any return, report, information statement, or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Title Defect” has the meaning specified in Section 6.3.

ARTICLE II

CLOSING

2.1. Closing.  The Closing of the transactions contemplated hereby (the “Closing”) shall take place upon the execution of this Agreement and satisfaction of obligations (or  waiver in writing prior to the Closing thereof) pursuant to Articles VII and VIII of this agreement (such date, the “Closing Date”).

After the Closing, the Seller shall not engage in the operation of the kiosks, but Seller shall have exclusive travel product sales right in all kiosks for two years from the Closing Date.

2.2. Proceedings at Closing.  All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

ARTICLE III

SALE AND PURCHASE CONSIDERATION

3.1. Amount of Consideration.  The total purchase price to be paid by Buyer to Seller in consideration of the Properties (the “Purchase Price”) shall be RMB 40,301,417.73, to be paid in installments as provided in Section 3.2 below.The total number of installed TripEasy Kiosks comprising the Properties up to now is 1523 units with original consideration of RMB 45,093,139. Excluding the accumulative depreciation of RMB 6,902,069.97, the net value should be RMB 38,191,069.03. Given that Sellerpreviously paid an advance for the lease of the kiosks in the amount of RMB 2,110,348.70, Buyer should pay the total amount of RMB 40,301,417.73. The exact payment terms and payment duration should be negotiated between the Buyer and the Seller as provided in Section 3.2 below.

3.2. Form and Timing for Payment of Consideration. Buyer and Seller hereby agree that consideration for the Properties shall be paid as follows:

(a) The Buyershall pay the amount of RMB10, 000,000.00 to Buyer within five (5) days ofthe Closing Date;

(b) After a comprehensive visual check by the Buyer of all installed kiosks, the Buyershallpay the second amount of RMB15,000,000.00 to Seller within 30 days of the Closing Date and take charge of all kiosks after payment;

(c)  The Buyer, should make the remaining portion of the Purchase Price within 90 days of the Closing Dateor within five (5) days of Seller’s completion of the development of new interface and functions for the Properties, whichever is earlier.

Such terms of payment may be subject to change only upon the prior mutual written consent of both Buyer and Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer:

4.1. Organization and Good Standing.  Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

4.2. Authorization of Agreement.  The execution and delivery of this Agreement by Seller and the performance of the transactions contemplated herein by Seller have been, or will be prior to Closing, duly authorized by all necessary action, and no other action on the part of Seller is (or will be) necessary to authorize this Agreement or consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and by the availability of equitable remedies.

4.3. Conflicts, Consents of Third Parties.  Neither the execution and delivery by Seller of this Agreement nor consummation or performance by Seller of the transactions contemplated hereby to be consummated or performed by Seller will:  (a) violate any Law, (b) violate the certificate of organization or bylaws of Seller, (c) violate any Order to which Seller is a party or by which Seller is bound, (d) breach the provisions of any contract or agreement to which Seller is a party, or (e) require any consent from, authorization or approval or other action by, notice to or declaration, filing or registration with any Governmental Authority except for governmental consents and approvals that are customarily obtained after Closing.

4.4. Brokers.  Seller has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby for which the Buyer shall have any liability following the Closing.

4.5. Litigation.  As of the date of this Agreement there is no suit, action or proceeding pending, or, to the knowledge of Seller, threatened against or affecting Seller or its interest in the Properties that is reasonably likely to have a Material Adverse Effect on Seller or the transactions contemplated in this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Seller that is reasonably likely to have a Material Adverse Effect on Seller.

4.6. Title to Properties.  Seller has Defensible Title to the interests in the Leases.

4.7. Taxes and Assessments.  Seller has caused to be timely filed all material Tax returns relating to the Properties the failure to pay which could result in the placement of a Lien on all or a portion of the Properties.  Seller has paid or caused to be paid all ad valorem, property, and similar Taxes, except those being contested in good faith and disclosed to Buyer in writing.  Seller has not received written notice of any pending claim against Seller from any applicable taxing authority for assessment of Taxes with respect to the Properties.  There are no audits of Seller by any applicable taxing authority with respect to Taxes attributable to the Properties.  Except for statutory liens for property taxes and ad valorem taxes, there are no tax liens on or with respect to the Properties.

4.8. Compliance with Laws.  To the knowledge of Seller, Seller is in possession of all material Permits necessary to own, lease and operate its Properties and to carry on its business with respect to the Properties as it is now being conducted, except where the failure to be in possession of any of the Permits would not have a Material Adverse Effect and there is no action, proceeding or, to the knowledge of Seller, investigation pending or threatened regarding suspension or cancellation of any of the Permits.   Seller is not in conflict with, or in default or violation of, (a) any Law to which any of the Properties is bound or subject or (b) any of the Permits, except where such conflict, default or violation would not have a Material Adverse Effect.

4.9. Forward Sales.  Seller is not obligated by virtue of a take or pay payment, advance payment or other similar payment to deliver or proceeds from the sale thereof, attributable to the Leases at some future time without receiving payment therefore at or after the time of delivery, applicable to the transactions contemplated by this Agreement, except for governmental consents and approvals of assignments that are customarily obtained after Closing.

4.10. Contracts.   Neither Seller nor any other party is in default under any Contract except for such defaults as would not have a Material Adverse Effect.  There are no Contracts with Affiliates of Seller which will be binding on the Properties after Closing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

5.1. Organization and Good Standing.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the PRC.  Buyer has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby to be consummated by it.

5.2. Authorization of Agreement.  The execution and delivery of this Agreement by Buyer and the performance of the transactions contemplated herein by the Buyer have been duly authorized by all necessary action by the Buyer, and no other action on the part of Buyer is necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

5.3. Conflicts, Consents of Third Parties.  Neither the execution and delivery by Buyer of this Agreement nor consummation or performance by Buyer of the transactions contemplated hereby to be consummated or performed by Buyer will: (a) violate any Law, (b) violate the certificate of incorporation or bylaws of Buyer, (c) violate any Order to which Buyer is a party or by which Buyer is bound (d) violate any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, or license applicable to Buyer, (e) any joint venture or other ownership arrangement of Buyer or (f) require any consent from, authorization or approval or other action by, and no notice to or declaration, filing or registration with any Governmental Authority.

5.4. No Default.  Except as would not reasonably be expected to have a Material Adverse Effect on Buyer, Buyer is not in default or violation of any term, condition or provision of (a) the certificate of incorporation or bylaws of Buyer, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which Buyer is now a party or by which Buyer or any of its properties or assets is bound, or (c) any Order applicable to Buyer.

5.5. Litigation.  As of the date of this Agreement there is no suit, action or proceeding pending, or, to the knowledge of Buyer, threatened against or affecting Buyer that is reasonably likely to have a Material Adverse Effect on Buyer, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against Buyer that is reasonably likely to have a Material Adverse Effect on Buyer.

5.6. Brokers.  Buyer has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby for which Seller shall have any liability following the Closing.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1. Further Actions.  At any time from and after the Closing, at the request of a party and without further consideration, each other party shall promptly execute and deliver such further agreements, certificates, instruments and documents and perform such other actions, at no cost to such party, as the requesting party may reasonably request in order to fully consummate the transactions contemplated hereby and carry out the purposes and intent of this Agreement.

6.2. Conduct of Business Pending Closing.  Prior to the Closing Date, Seller will (except as consented to in writing by Buyer, such consent not to be unreasonably withheld, or otherwise permitted under this Agreement):

(a) not terminate, materially amend, or extend any material Contracts affecting the Properties, or enter into or commit to enter into any new material Contract relating to the Properties, or settle, compromise or waive any material right relating to the Properties,

(b) maintain insurance coverage on the Properties in the amounts and of the types presently in force,

(c) maintain in full force and effect the Leases, and pay all costs and expenses and perform all material obligations of the owner of the Properties promptly when due,

(d) maintain all Permits,

(e) not transfer, sell, hypothecate, encumber, or otherwise dispose of any Properties,

(f) not grant or create any preferential right to purchase, right of first opportunity or other transfer restriction or requirement with respect to the Properties, and

(g) not make any change in any method of accounting or accounting practice or policy with respect to the Properties, except as required by Law.

6.3. Title Due Diligence Examination.

From the date of this Agreement, Seller shall afford to Buyer and Buyer’s authorized representatives reasonable access during normal business hours to the office, personnel and books and records of the Seller other than Excluded Records, in order for Buyer to conduct a title examination as it may in its sole discretion choose to conduct with respect to the Leases in order to determine whether any defects in title of Properties (the“Title Defects”) exist (“Buyer’s Title Review”); provided, however, that such investigation shall be upon reasonable notice and shall not unreasonably disrupt the personnel and operations of the Seller or impede the efforts of the Seller to comply with its other obligations under this Agreement.  Such books and records shall include all abstracts of title, title opinions, title files, ownership maps, lease files, assignments, division orders, operating records and agreements, well files, financial and accounting records, geological, geophysical and engineering records, in each case insofar as same may now be in existence and in the possession of Seller and relate predominately to title to the Leases.  The cost and expense of Buyer’s Title Review, if any, shall be borne solely by Buyer.

If Buyer discovers any Title Defect affecting any of the Leases, Buyer shall notify Seller as soon as reasonably possible.

6.4. Reserved.

6.5. Access to Information.  Upon reasonable notice, Seller shall afford to Buyer’s officers, employees, accountants, counsel and other representatives access, to all its books, contracts, commitments, files and records relating to the Properties other than Excluded Records, as well as to its officers and employees and, during such period, Seller shall furnish to Buyer (a) a copy of each material report, schedule, and other document filed or received by it during such period and (b) all other information, other than Excluded Records, concerning the Properties as such other party may reasonably request that is not subject to a confidentiality agreement prohibiting Seller from furnishing.  Buyer agrees that it will not, and will cause its respective representatives not to, use any information obtained pursuant to this Section 6.5 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.  Buyer shall indemnify, defend and hold harmless the Seller from and against any and all claims, actions, causes of action, demands, assessments, losses, damages, liabilities, judgments, settlements, penalties, costs and expenses (including reasonable attorneys’ fees and expenses), of any nature whatsoever asserted against or suffered by the Seller relating to, resulting from or arising out of examinations or inspections made by Buyer or its representatives pursuant to this Section 6.5.  The foregoing indemnity is not intended to negate any rights or remedies Buyer may have under the remaining provisions hereof.

6.6. Regulatory Approvals.  Each party hereto shall cooperate and use its reasonable best efforts to promptly prepare and file all necessary documentation to effect all necessary applications, notices, petitions, filings and other documents, and use all commercially reasonable efforts to obtain (and will cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, and any exemption or non-opposition by, any Governmental Authority required to be obtained or made by Seller or Buyer or any of their respective Affiliates in connection with the transactions contemplated hereby or the taking of any action contemplated by this Agreement.

6.7. Agreement to Defend.  In the event any claim, action, suit, investigation or other proceeding by any Governmental Authority or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereby agree to cooperate and use their commercially reasonable efforts to defend against and respond thereto.

6.8. Consents and Preferential Rights.  Seller shall promptly prepare and send (i) notices to the holders of any required consents to assignment requesting such consents and (ii) notices to the holders of any applicable preferential rights to purchase requesting waivers of such preferential rights to purchase.  The consideration payable under this Agreement for any particular property for purposes of preferential purchase right notices shall be the portion of the Purchase Price attributable to such property.  Seller shall use commercially reasonable efforts to cause such consents and waivers of preferential rights to purchase (or the exercise thereof) to be obtained and delivered prior to Closing.  Buyer shall cooperate with Seller in seeking to obtain such consents and waivers of preferential rights.

6.9. Other Actions.  Except as contemplated by this Agreement, neither Seller nor Buyer shall, nor permit any of its Affiliates to, take or agree or commit to take any action that is reasonably likely to result in any of its respective representations or warranties hereunder being untrue in any material respect or in any of the conditions to the transactions contemplated hereby set forth in Article VI not being satisfied.  Each of the parties agrees to use its reasonable best efforts to satisfy the conditions to Closing set forth in this Agreement.

ARTICLE VII

CONDITIONS TO CLOSING

7.1. Buyer’s Conditions.  Unless otherwise waived in writing prior to the Closing, the obligation of Buyer to complete the Closing is subject to fulfillment prior to or at the Closing of each of the following conditions:

(a) No Legal Proceeding.  At the Closing, no Legal Proceeding shall be pending or threatened seeking to enjoin or prevent, nor shall an Injunction, Order or Official Action have been issued prohibiting, consummation of the transactions contemplated hereby.

(b) Fulfillment of Obligations.  Seller shall have duly performed or complied with all of the obligations and covenants to be performed or to which compliance by Seller is required under the terms of this Agreement at or prior to the Closing Date.

(c) Accuracy of Representations and Warranties.  The representations and warranties of Seller set forth herein shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(d) Closing Deliveries.  Seller shall have delivered at or before Closing all of the items listed in the condition report.

7.2. Seller’s Conditions.  Unless otherwise waived in writing prior to Closing, the obligation of Seller to complete the Closing is subject to fulfillment prior to or at Closing of each of the following conditions.

(a) No Legal Proceeding.  At the Closing, no Legal Proceeding shall be pending or threatened seeking to enjoin or prevent, nor shall an Injunction, Order or Official Action have been issued prohibiting, consummation of the transactions contemplated hereby.

(b) Fulfillment of Obligations.  Buyer shall have duly performed or complied with all of the obligations and covenants to be performed or to which compliance by Buyer is required under the terms of this Agreement at or prior to the Closing Date

(c) Accuracy of Representations and Warranties.  The representations and warranties of Buyer set forth herein shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(d) Closing Deliveries.  Buyer shall have delivered at or before Closing all of the items listed in Section 8.2.

ARTICLE VIII

DELIVERIES AT CLOSING

8.1. Deliveries by Seller to Buyer.  At the Closing, Seller shall deliver, or shall cause to be delivered, to Buyer the following:

(a) A certificate duly executed by the secretary or any assistant secretary of Seller, dated the Closing Date, (i) attaching and certifying on behalf of the Seller complete and correct copies of resolutions of the board of directors or other governing body of Seller authorizing the execution, delivery and performance by Seller of this Agreement and the transactions contemplated hereby and that such authorizations are in full force and effect and have not been rescinded or amended as of the Closing Date, and

(c) A certificate of Seller or duly authorized officer thereof certifying as to those matters set out in Section 7.1(a), (b) and (c) hereof;

8.2. Deliveries by Buyer to Seller.  At the Closing, Buyer shall deliver to each Seller the following:

(a) A certificate of a duly authorized representative of Buyer, dated the Closing Date, (i) attaching and certifying on behalf of the Buyer complete and correct copies of resolutions of the board of directors or other governing body of Buyer authorizing the execution, delivery and performance by Buyer of this Agreement and the transactions contemplated hereby and that such authorizations are in full force and effect and have not been rescinded or amended as of the Closing Date, and

(b) A certificate of Buyer or duly authorized officer thereof certifying as to those matters set out in Section 7.2(a), (b) and (c) hereof;

ARTICLE IX

POST-CLOSING COVENANTS

8.1. Payment of Purchase Price.  Within 90 days from Closing, Buyer shall remit to Seller the Purchase Price for the Properties in accordance with the terms and conditions of payment as set forth in Section 3.2 above.

8.2. Exclusive Travel Product Sales Rights.  After the Closing, the Seller shall not engage in the operation of the kiosks, but Seller shall have exclusive travel product sales right in all kiosks for a period of two (2) years from the Closing Date.

ARTICLE X

TERMINATION

10.1. Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

(a) by mutual written consent of the Seller and Buyer;

(b) by the Seller or Buyer if any Governmental Authority shall have issued any Injunction or taken any other action permanently restraining, enjoining or otherwise

(c) prohibiting the consummation of the transactions contemplated hereby and such Injunction or other action shall have become final and non-appealable; or

(d) by Seller or Buyer if the other shall have failed or refused to Close the transaction contemplated hereby or such later date as mutually agreed.

10.2. Effect of Termination.  In the event of termination of this Agreement by any party hereto as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto except (i) with respect to this Section 10.2, Section 13.12, and the last sentence of Section 6.5, and (iii) to the extent that such termination results from the willful breach by a party hereto of any of its representations and warranties or of any of its covenants or agreements contained in this Agreement.

ARTICLE XI

INDEMNIFICATION

10.1. Assumption and Indemnification.

(a) FROM AND AFTER CLOSING, BUYER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER, ITS AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, AGENTS, EMPLOYEES AND REPRESENTATIVES (“SELLER GROUP”) FROM AND AGAINST ALL LOSSES (as defined below in Subsection 11.1(d)) INCURRED OR SUFFERED BY SELLER GROUP:

(i) CAUSED BY OR ARISING OUT OF OR RESULTING FROM THE ASSUMED OBLIGATIONS (defined below);

(ii) CAUSED BY OR ARISING OUT OF OR RESULTING FROM THE OWNERSHIP, USE OR OPERATION OF THE PROPERTIES, ON OR AFTER THE CLOSING DATE; OR

(iii) CAUSED BY OR ARISING OUT OF OR RESULTING FROM ANY BREACH OF ANY REPRESENTATION, WARRANTY OR COVENANT MADE BY BUYER CONTAINED IN ARTICLE V OF THIS AGREEMENT.

Upon and after Closing, Buyer shall assume and perform all the rights, duties, obligations and liabilities of ownership of the Properties including, without limitation:  (A) a proportionate share of Seller’s express and implied obligations and covenants after the Closing Date under the terms of the Leases, the Contracts, and all other orders, rules and regulations to which the Properties are subject; (B) a proportionate share of responsibility for all royalties, overriding royalties, rentals, shut-in payments and other burdens or encumbrances to which the Properties are subject accruing after the Closing Date; (C) responsibility for compliance with all applicable Laws pertaining to the Properties, and the procurement and maintenance of all permits required by public authorities in connection with the Properties after the Closing Date; and (D) all other obligations assumed by Buyer under this Agreement (the “Assumed Obligations”).  Seller remainsresponsible for all costs, expenses and liabilities incurred by Seller in connection with the ownership or operation of the Properties before the Closing Date, except (A) those for which Buyer indemnifies Seller under 11.1(a)(i) or 11.1(a)(iii); or, (B) those arising out of specific matters or claims for which Buyer has received an adjustment to the Purchase Price (the “Retained Obligations”).

(b) FROM AND AFTER CLOSING, AND EXCEPT AS PROVIDED IN SUBSECTION 11.1(a), SELLER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS BUYER AND ITS OFFICERS, DIRECTORS, AGENTS, EMPLOYEES AND REPRESENTATIVES AGAINST AND FROM ALL LOSSES INCURRED OR SUFFERED BY BUYER:

(i) CAUSED BY OR ARISING OUT OF OR RESULTING FROM THE OWNERSHIP, USE OR OPERATION OF THE PROPERTIES ON OR BEFORE THE CLOSING DATE;

(ii) ATTRIBUTABLE TO OR ARISING OUT OF THE ACTIONS, SUITS, OR PROCEEDINGS, IF ANY, SET FORTH ON SCHEDULE 4.5; OR

(iii) CAUSED BY OR ARISING OUT OF OR RESULTING FROM ANY BREACH OF ANY REPRESENTATION OR WARRANTY MADE BY SUCH SELLER CONTAINED IN ARTICLE IV OF THIS AGREEMENT

(iv) CAUSED BY OR ARISING OUT OF OR RESULTING FROM THE RETAINED OBLIGATIONS.

(c) Damages or other claims for Title Defects shall be exclusively handled pursuant to Section 6.3 and are excluded from indemnification under this Article XI or otherwise.

(d) “Losses”, for purposes of this Article XI shall mean the amount of any actual liability, loss, cost, expense, claim, award or judgment incurred or suffered by any Indemnified Party (as defined in Section 11.2) arising out of or resulting from the indemnified matter, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity; provided, however, that Buyer and Seller shall not be entitled to indemnification under this Section 11.1(d) for, and “Losses” shall not include, (i) loss of profits or other consequential damages suffered by the party claiming indemnification, or (ii) any special or punitive damages (other than indirect, consequential, special or punitive damages suffered by third Persons and payable by an Indemnified Person).

(e) The indemnity of each party provided in this Article XI shall be for the benefit of and extend to such party’s present and former Affiliates, and its and their respective directors, officers, employees, and agents.  Any claim for indemnity under this Article XI by any such Affiliate, director, officer, employee, or agent must be brought and

(f) Administered by the applicable party to this Agreement.  No Indemnified Party other than Seller and Buyer shall have any rights against either Seller or Buyer under the terms of this Article XI except as may be exercised on its behalf by Buyer or Seller, as applicable, pursuant to this Section 11.1(e).  Seller and Buyer may elect to exercise or not exercise indemnification rights under this Section on behalf of the other Indemnified Parties affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Party for any action or inaction under this Section.

(g) Notwithstanding anything to the contrary set forth in this Agreement, Seller shall have no liability to Buyer or its officers, directors, agents, employees and representatives or obligation to indemnify Buyer for any specific matter or claim for which Buyer has received an adjustment to the Purchase Price.

11.2. Indemnification Procedures.

(a) If any third party asserts any claim against a party to this Agreement which, if successful, would entitle the party to indemnification under this Article XI (the “Indemnified Party”), it shall give notice of such claim to the party from whom it intends to seek indemnification (the “Indemnifying Party”) and the Indemnifying Party shall have the right to assume the defense and, subject to Section 11.2(b), settlement of such claim at its expense by representatives of its own choosing acceptable to the Indemnified Party (which acceptance shall not be unreasonably withheld).  The failure of the Indemnified Party to notify the Indemnifying Party of such claim shall not relieve the Indemnifying Party of any liability that the Indemnifying Party may have with respect to such claim, except to the extent that the defense is materially prejudiced by such failure.  The Indemnified Party shall have the right to participate in the defense of such claim at its expense (which expense shall not be deemed to be a Loss), in which case the Indemnifying Party shall cooperate in providing information to and consulting with the Indemnified Party about the claim.  If the Indemnifying Party fails or does not assume the defense of any such claim within 15 days after written notice of such claim has been given by the Indemnified Party to the Indemnifying Party, the Indemnified Party may defend against or, subject to Section 11.2(b), settle such claim with counsel of its own choosing at the expense (to the extent reasonable under the circumstances) of the Indemnifying Party.

(b) If the Indemnifying Party does not assume the defense of a claim involving the asserted liability of the Indemnified Party under this Article XI, no settlement of such claim shall be made by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.  If the Indemnifying Party assumes the defense of such a claim, (i) no settlement thereof may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other claim that may be made against the Indemnified Party, (B) the sole relief provided is monetary damages that have been paid in full by the Indemnifying Party, and (C) the settlement includes, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party of a release in form and substance reasonably satisfactory to the Indemnified Party,

(c) From all liability in respect of such claim, and (ii) the Indemnified Party shall have no liability with respect to any compromise or settlement thereof effected without its consent.  Notwithstanding anything in this Agreement to the contrary, the Litigation shall not be settled or compromised on any terms and conditions without the prior written consent of Seller’s Representative.

11.3. Limits on Indemnification.  Notwithstanding anything to the contrary contained in this Agreement:

(a) The respective representations of the Seller and Buyer contained in this Agreement shall survive the Closing, subject to applicable statutes of limitation or repose.

(b) Any payments made to Seller or the Buyer pursuant to this Article XI shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by the Buyer and Seller on their Tax Returns.

ARTICLE XII

TAXES

12.1. Cooperation.  Each party shall provide the other party with such cooperation and information as it reasonably may request with respect to the Properties in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes.  Each party shall bear its own expenses in complying with the foregoing provisions.

12.2. Sales or Use Tax, Recording Fees and Similar Taxes and Fees.  Buyer shall pay its proportionate share of any sales, use, excise, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees incurred and imposed upon, or with respect to, the property transfers or other transactions contemplated hereby.  If such transfers or transactions are exempt from any such taxes or fees upon the filing of an appropriate certificate or other evidence of exemption, Buyer will timely furnish to Seller such certificate or evidence.

ARTICLE XIII

GENERAL

13.1. Arbitration.

(a) Except for the right to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any controversy or failure to agree arising under this Agreement and not resolved by agreement shall be determined by a board of arbitration upon notice of submission given by Buyer to Seller, or vice versa, which notice shall name a qualified, impartial, and independent arbitrator.  Within ten (10) days after the receipt of such notice, the other party or parties shall name a second qualified, impartial and independent arbitrator, or failing to do so, the party giving notice shall name the second arbitrator.

(b) The arbitrators selected to act hereunder shall be qualified by education and experience to pass on the particular question in dispute.  The arbitrators shall promptly hear and determine (after due notice of hearing and giving the parties a reasonable opportunity to be heard) the questions submitted, and shall render their decision within sixty (60) days after appointment of the third arbitrator.  If within said period a decision is not rendered by the board, or majority thereof, new arbitrators may be named and shall act hereunder at the election of either Buyer or Seller in like manner as if none has been previously named.

(c) The arbitration proceeding shall be held in Shenzhen in accordance with the Local Arbitration regulation as in effect on the date thereof.

(d) The decision of the arbitrators, or the majority thereof, made in writing shall be final, binding and non-appealable upon the parties hereto as to the questions submitted, and Buyer and Seller will abide by and comply with such decision.  The expenses of arbitration, including reasonable compensation of the arbitrators, shall be borne equally by the parties hereto, except that each party shall bear the compensation and expenses of its own counsel, witnesses, and employees.

13.2. Amendments.  This Agreement may only be amended by an instrument in writing executed by Buyer and Seller.

13.3. Waivers.  The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term, but such waiver shall be effective only if it is in a writing signed by the party entitled to enforce such term and against which such waiver is to be asserted.  Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement.

13.4. Notices.  Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given (and shall be deemed to have been duly given upon receipt) if sent by overnight mail, registered mail or certified mail, postage prepaid, or by hand, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If to Buyer, to:

Shenzhen Xunbao E-commerce Co., Ltd
Room 0802, 8th floor, Duoli Technology Building, NO.105, Meihua Road, Futian District, Shenzhen, PRC
Attn: Shifan Long

13.5. Successor and Assigns, Parties in Interest.  This Agreement shall be binding upon and shall inure solely to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties hereto and their respective successors, legal representatives and permitted assigns, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, and no Person shall be deemed a third party beneficiary under or by reason of this Agreement.

13.6. Severability.  If any provision of this Agreement or the application of any such provision to any Person or circumstance, shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the same objective.

13.7. Entire Agreement.  This Agreement (including the documents and instruments executed and delivered in connection herewith) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, among

13.8. the parties or any of them with respect to the subject matter hereof, and there are no representations, understandings or agreements relating to the subject matter hereof that are not fully expressed in this Agreement and the documents and instruments executed and delivered in connection herewith.

13.9. Schedules.  Nothing in the Schedules is intended to broaden the scope of any representation or warranty contained in the Agreement or to create any covenant unless clearly specified to the contrary herein.  Any disclosure on one Schedule shall be deemed to be disclosed on all Schedules and under the Agreement.  Inclusion of any item in the Schedules (a) shall be deemed to be disclosure of such item on all Schedules and under the Agreement, (b) does not represent a determination that such item is material nor shall it be deemed to establish a standard of materiality, (c) does not represent a determination that such item did not arise in the ordinary course of business, (d) does not represent a determination that the transactions contemplated by the Agreement require the consent of third parties and (e) shall not constitute, or be deemed to be, an admission to any third party concerning such item.  The Schedules include descriptions of instruments or brief summaries of certain aspects of Seller and the Properties.  The descriptions and brief summaries are not necessarily complete and are provided in the Schedules to identify documents or other materials previously delivered or made available.

13.10. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the People’s Republic of China, without giving effect to any choice-of-law rules that may require the application of the laws of another jurisdiction.  Venue for any proceeding hereunder shall be in Shenzhen.

13.11. Remedies.  Each of the parties hereto acknowledges and agrees that (i) the provisions of this Agreement are reasonable and necessary to protect the proper and legitimate interests of the other parties hereto, and (ii) the other parties hereto would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties hereto shall be entitled to preliminary and permanent injunctive relief to prevent breaches of the provisions of this Agreement by other parties hereto without the necessity of proving actual damages upon posting of a suitable bond, and to enforce specifically the terms and provisions hereof and thereof, which rights shall be cumulative and in addition to any other remedy to which the parties hereto may be entitled hereunder or at law or equity.

13.12. Expenses.  The Seller and Buyer shall each bear their own expenses (including, without limitation, fees and disbursements of counsel, accountants and other experts) incurred by it in connection with the preparation, negotiation, execution, delivery and performance of this Agreement, each of the other documents and instruments executed in connection with or contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

13.13. Release of Information; Confidentiality.  The parties shall cooperate with each other in releasing information concerning this Agreement and the transactions contemplated hereby.  No press releases or other public announcements concerning the transactions contemplated by this Agreement shall be made by any party without prior consultation with the other party.

13.14. Written consent of each other party, except for any legally required communication by any party and then only with prior consultation and at least 12 hours notice together with copies of all drafts of the proposed text, prior to the time the communication is made public.  Neither party shall disclose, without the prior written consent of the other party, the economic terms of the transaction effected hereby, or the terms and provisions of this Agreement, except as  may be required by law.

13.15. Certain Construction Rules.  The article and section headings contained in this Agreement are for convenience of reference only and shall in no way define, limit, extend or describe the scope or intent of any provisions of this Agreement.  Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.  In addition, as used in this Agreement, unless otherwise provided to the contrary, (a) all references to days, months or years shall be deemed references to calendar days, months or years and (b) any reference to a “Section,” “Article,” or “Schedule” shall be deemed to refer to a section or article of this Agreement or or Schedule attached to this Agreement.  The words “hereof”, “herein”, and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

13.16. Counterparts.  This Agreement may be executed (including by facsimile transmission) in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one instrument binding on all the parties, notwithstanding that all the parties are not signatories to the original or the same counterpart.

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IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

BUYER:

Shenzhen Xunbao E-Commerce Co., Ltd

By:	/s/ Long Shifan

Name:	Long Shifan
Title:	Chairman

SELLER:

Shenzhen Yuzhilu Aviation Service Co., Ltd.

By:	/s/ Jiang Jiangping

Name:	Jiang Jiangping
Title:	Chairwoman & CEO